Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FOURTH QUARTER and YEAR TO DATE 2021 EARNINGS

Earnings per share up 49.0% compared to the prior year driven by wealth management, loan origination, PPP fees and loan reserve release.

Paycheck Protection Program forgiveness of $172.6 million and origination fees of $4.0 million YTD

OAKLAND, MARYLAND—February 4, 2022: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and 12-month periods ended December 31, 2021.

Fourth Quarter Financial Highlights:

•	Total assets at December 31, 2021 increased by $21.3 million, or 1.2%, when compared to September 30, 2021.

o	Deployed cash during the fourth quarter to purchase $62.0 million of investment securities and a $10.0 million student loan pool
o	Investment securities increased $45.5 million in the fourth quarter
o	Gross loans decreased $8.2 million in the fourth quarter
▪	Core commercial growth of $6.1 million, offset by forgiveness of $22.6 million of Paycheck Protection Program (“PPP”) loans during the fourth quarter
▪	Mortgage balances remained stable
▪	Consumer loans increased $9.5 million related to the $10.0 million student loan pool purchase
o	Deposits increased $24.9 million during the fourth quarter; growth year-to-date of $47.0 million
▪	Increases in both non-interest bearing and interest bearing deposits during the fourth quarter

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.38% at December 31, 2021 as compared to 1.41% at December 31, 2020. The ratio of ALL to loans outstanding, excluding PPP loan balances of $7.7 million and $114.0 million, was 1.39% at December 31, 2021 and 1.55% at December 31, 2020, non-GAAP.

o	Total provision expense credit of $0.9 million for the fourth quarter of 2021 as compared to expense of $0.4 million for the fourth quarter of 2020
○	Continued strong asset quality, stable economic factors and stabilization of modified loans that have returned to principal and interest payments

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, increased to 3.49% for the fourth quarter of 2021 compared to 3.09% for the fourth quarter of 2020 and 3.38% for the third quarter of 2021.

•	Non-interest income, excluding gains, increased 45%, or $2.0 million in the fourth quarter of 2021 compared to the fourth quarter of 2020 driven by increased debit card income, insurance reimbursement and other income.

•	Non-interest expense increased 2%, or $0.2 million compared to the fourth quarter of 2020 driven by increased salaries and benefits of $1.0 million and contributions of $1.1 million offset by reductions of $1.0 million in professional services and a credit of $.5 million in Other Real Estate Owned (“OREO”) expenses due to a gain on sale

According to Carissa Rodeheaver, President and CEO, “2021 was a record earnings year for First United driven by reduced interest expense, release of provision, strong production in mortgage and wealth management and our ability to manage our core operating expenses. Much of the year was spent assisting our local business owners as they navigated PPP forgiveness and returned to a more normalized operating environment. During the year, we worked to realign the balance sheet which should provide future expense savings. The Bank is well-positioned for the anticipated rising interest rates and remains well-capitalized for future growth. Our success in 2021 was attributed to the hard work of our dedicated associates. We were pleased to reward all associates with a special performance bonus to recognize their exceptional efforts.”

Paycheck Protection Program

The Company continues to actively participate in the PPP administered by the Small Business Administration (the “SBA”). On January 19, 2021, the SBA implemented a third round of funding for PPP loans.

During 2020, a total of $148.5 million in PPP loans were originated under the first two rounds of funding, consisting of 1,174 loans with an average loan size of $162 thousand. During 2021, a total of $66.1 million in PPP loans were originated under the third round of funding, consisting of 870 loans with an average loan size of $80 thousand.

Net fees recognized in 2021 were $4.0 million due to amortization and forgiveness, compared to $2.4 million in 2020.

During 2020, 290 loans, totaling $34.5 million were forgiven, resulting in 885 loans with a remaining balance of $114.0 million at December 31, 2020.   During 2021, an additional 1,631 loans with an aggregate principal balance of $172.6 million, were forgiven, resulting in 65 loans with a remaining balance of $7.7 million at December 31, 2021.

Of the 2,044 PPP loans originated by the Bank since the PPP’s inception, 1,978 loans, totaling $207.5 million, have been forgiven through the end of fourth quarter 2021, representing 97% of the number of loans originated and 96% of originated principal balances.

COVID Modifications

While the COVID-19 pandemic has had an impact on most industries, some have been more affected than others. In accordance with Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act and related regulatory pronouncements, we have not accounted for modifications of loans affected by the pandemic as troubled debt restructurings nor have we designated them as past due or nonaccrual.

As of December 31, 2021, total loan modifications were $9.4 million. This amount included 13 commercial loans related to real estate rental, food services and health care sectors. These loans are scheduled to return to contractual payment terms within the first quarter of 2022.

Income Statement Overview

Consolidated net income was $7.5 million for the fourth quarter of 2021 compared to $4.6 million for the fourth quarter of 2020. Basic and diluted net income per share for the fourth quarter of 2021 were both $1.14, a 74% increase when compared to basic and diluted net income per share of $0.66 and $0.65, respectively for the fourth quarter of 2020. The increase in earnings for the fourth quarter of 2021 was due to an increase in net interest income, a credit to provision expense, increased debit card income, the receipt of an insurance reimbursement, reduced professional fees and a credit in OREO expenses due to gains on sales. These items were offset by increased non-interest expenses, primarily salaries and employee benefits and contributions.

Consolidated net income for the year ended December 31, 2021 was $19.8 million, inclusive of litigation settlement expenses of $3.3 million, Federal Home Loan Bank (“FHLB”) prepayment penalties of $2.4 million, an insurance reimbursement income of $1.4 million and contributions of $1.0 million, compared to $13.8 million for the year ended December 31, 2020. Basic and diluted net income per share for 2021 were both $2.95, a 49.0% increase when compared to basic and diluted net income per share of $1.98 and $1.97, respectively, for 2020.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $1.8 million (14.7%) for the fourth quarter 2021 when compared to the fourth quarter of 2020. This increase resulted from an increase in interest income of $0.6 million and a 56% decrease in interest expense of $1.2 million. The increase in interest income on loans was a result of increased interest on the consumer loans related to the purchase of a loan pool in the second quarter, increased interest on the commercial portfolio related to new loans booked throughout the year as well as an increase in the unearned fees related to the PPP forgiveness during the quarter. The reduction of interest expense resulted from the lowering of deposit rates throughout 2021, the declining balances in the higher cost CD portfolio and the prepayment of the FHLB advances in the third quarter. The weighted rate on the $70.0 million FHLB long-term borrowings was 1.90%, which reduced interest expense of approximately $0.4 million in the fourth quarter. The net interest margin for the fourth quarter of 2021 was 3.49%, compared to 3.09% for the fourth quarter of 2020. The net interest margin for the fourth quarter of 2021 would have been 3.32% compared to 2.96% for the fourth quarter of 2020 after excluding the average balance of PPP loans of $16.0 million and $129.9, respectively, and interest and fees of $0.8 million and $1.5 million, respectively.

Net interest income, on a non-GAAP, FTE basis, increased by $4.0 million (8.1%) during the year ended December 31, 2021 when compared to the year ended December 31, 2020 driven by a $3.9 million (40.8%) decrease in interest expense and a slight increase in interest income of $0.1 million. The decrease in interest expense resulted from proactive efforts to reduce the cost of funds by further reductions to rates on deposit accounts throughout 2021, the runoff of balances in the time deposits of $100,000 or more, including brokered deposits, and the expiration of empowered rates on money market accounts. The net interest margin, on an FTE basis, declined to 3.28% for the year ended December 31, 2021 compared to 3.34% for 2020. The net interest margin for the year ended December 31, 2021 would have been 3.14% compared to 3.46% for 2020 after excluding the average balance of PPP loans of $79.4 million and $137.0 million, respectively, and interest and fees of $4.8 million and $3.0 million, respectively.

Comparing the linked quarter, net interest income, on a non-GAAP, FTE basis, increased by $0.3 million (2.2%) in the fourth quarter of 2021 when compared to the third quarter of 2021. This increase was driven by a $0.4 million (27.6%) decrease in interest expense offset by a slight decrease in interest income of $0.1 million. The decrease in interest expense resulted from continued efforts to reduce the cost of funds through further reductions to rates on deposit accounts early in the third quarter, the runoff of balances in the time deposits of $100,000 or more, the expiration of empowered rates on money market accounts, and the prepayment of $70.0 million of FHLB advances in the third quarter. The net interest margin, on an FTE basis, increased to 3.49% for the fourth quarter of 2021 compared to 3.38% for the third quarter of 2021.

Non-Interest Income

Other operating income, including gains, for the fourth quarter of 2021 increased by approximately $1.3 million when compared with the same period of 2020. Service charge and trust and brokerage income increased slightly during the fourth quarter of 2021 when compared to the fourth quarter of 2020. Net gains decreased $0.7 million when comparing the fourth quarter of 2021 to the fourth quarter of 2020. This decrease was due to the slowing of refinance activity in the mortgage portfolio, which resulted in fewer gains on sales in 2021 as well as losses on investment securities that were booked in the fourth quarter of 2020. During the fourth quarter of 2021, the receipt of $1.4 million for an insurance reimbursement was recorded in other non-interest income, which also attributed to the increase in the fourth quarter of 2021.

Other operating income, including net gains on sales of mortgage loans and sales of investment securities, increased $2.5 million for the year ended December 31, 2021 when compared to 2020. Gains on the sale of mortgage loans to the secondary market decreased $1.3 million due to refinancing activity occurring at a slower pace than the pace experienced in 2020. Trust and brokerage income increased $1.3 million year-over-year due to growth in new client relationships and assets under management. Debit card income increased $0.8 million for the year ended December 31, 2021, when compared to 2020 due to growth in deposit relationships and increased customer usage of our electronic services. Other income increased $0.8 million, due primarily to the receipt of insurance proceeds related to litigation claims recorded in the first quarter of 2021. Service charge income remained stable while gains on investment securities decreased $.5 million when comparing 2021 to 2020.

On a linked quarter basis, other operating income increased $1.8 million in the fourth quarter of 2021 compared to the third quarter of 2021. This increase was attributable to the $1.4 million in insurance reimbursement, increased debit card income and an increase in other miscellaneous income. Trust income increased slightly when comparing the fourth quarter of 2021 to the third quarter of 2021.

Non-Interest Expense

Other operating expenses increased slightly by $0.2 million when comparing the fourth quarter of 2021 to the fourth quarter of 2020. This increase was driven by an increase in salaries and benefits of $1.0 million related in part to a reduction in deferred loan origination costs in 2021 (primarily related to PPP activities), increased incentive pay related to year end incentives and a special performance bonus accrued for all associates. During the fourth quarter, a charitable contribution of $1.0 million was made to fund First United Community Dreams Foundation, Inc., which is intended to benefit non-profit organizations within our market areas. Occupancy, equipment and technology service expenses were stable during the fourth quarter of 2021 when compared to the fourth quarter of 2020. Professional services fees declined $1.0 million when comparing the fourth quarter of 2021 to the same period of 2020 primarily due to reduced legal fees. Other miscellaneous expenses, such as Visa processing fees, printed supplies, line rentals, contract labor, schools and seminars, dues and licenses, in-house training, trust department expense, debit card expense and miscellaneous loan fees, declined. The decreases were offset by increases in personnel related expenses, business related meals and debit card related expenses.

Other operating expenses increased $4.2 million for the year ended December 31, 2021 when compared to 2020. This increase was driven by $3.3 million of litigation settlement expenses recorded in the first quarter of 2021, a $2.4 million penalty on the repayment of $70.0 million of FHLB advances in the third quarter of 2021 and the aforementioned $1.0 million charitable contribution to First United Community Dreams Foundation, Inc. Salaries and benefits for 2021 increased $1.0 million when compared to 2020, related to a net increase of $0.7 million due to higher in salaries, incentive pay, stock compensation and 401(k) plan expense, offset by decreases in pension and life and health insurance costs and a $0.3 million offset in salary expense from deferred loan origination costs primarily attributable to PPP loans. Federal Deposit Insurance Corporation premiums increased slightly by $0.2 million due to credits received on quarterly assessments in 2020. Equipment, occupancy and technology expenses decreased $0.9 million in 2021 when compared to 2020 as we began to realize cost savings from our core processor related to the new contract negotiated in the third quarter of 2020. OREO expenses were a net credit in the 2021 due to $1.3 million in net gains attributable to the sale of OREO properties. Professional services decreased $0.3 million as a result of increased accounting and audit fees of $0.3 million, offset by a reduction of $0.5 million in consulting expenses.

When comparing the fourth quarter of 2021 to the third quarter of 2021, other operating expenses decreased $1.8 million. The decrease was driven by the $2.4 million in FHLB prepayment penalties incurred in the third quarter of 2021 and a fourth quarter credit of $0.5 million in OREO expenses as a result of gains recognized on sales, offset by an increase in contributions of $1.1 million primarily related to the $1.0 million charitable contribution to First United Community Dreams Foundation, Inc. Equipment, occupancy and technology expenses remained stable as well as professional services and investor relations expenses when comparing the fourth quarter to the third quarter.

The effective income tax rates as a percentage of income for the years ended December 31, 2021 and 2020 were 24.9% and 22.2%, respectively. The increase in the tax rate for 2021 was primarily due to the reduction in tax exempt income as well as the reduction in tax credits related to the expiration of a low-income housing tax credit in June 2021. A new 2021 investment in a low-income housing tax credit is expected to provide tax benefits in 2022 and beyond.

Balance Sheet Overview

Total assets at December 31, 2021 decreased to $1.7 billion, representing a $3.6 million decrease since December 31, 2020. During 2021, cash and interest-bearing deposits in other banks decreased by $33.7 million, the investment portfolio increased by $47.9 million and gross loans decreased by $14.1 million. Management made strategic decisions to deploy excess cash balances in 2021. Cash was utilized to purchase a $20.0 million consumer loan pool and a $39.0 million pool of mortgage loans for the purpose of offsetting the decline in mortgage portfolio balances due to the continued utilization of the FNMA secondary market for refinancing activity. Management also used $70.0 million to prepay FHLB advances in the third quarter. Additionally, approximately $60.0 million was used to purchase investment securities and to purchase a $10.0 million student loan pool late in the fourth quarter. OREO balances decreased $4.9 million related to the sale of parcels of real estate securing a large commercial participation loan and additional sales of undeveloped lots. We anticipate further reductions to OREO balances during the first quarter of 2022 as we consummate additional sale contracts.

Total liabilities decreased by $14.4 million when compared to liabilities at December 31, 2020. The decrease in 2021 was attributable to deposit growth of $47.0 million due to stimulus programs and to growth in core relationships, increased balances in short-term borrowings related to our Treasury Management product, offset by the prepayment of $70.0 million in FHLB long-term borrowings. Total shareholders’ equity increased by $10.9 million during the year ended December 31, 2021, as net income of $19.8 million was offset by the repurchase of $7.2 million (400,000 shares) of First United Corporation common stock, the payment of $3.2 million in dividends and the improvement of $1.5 million in accumulated other comprehensive loss.

Outstanding loans of $1.2 billion at December 31, 2021 reflected a decline of $14.1 million during 2021. Core commercial loan growth was offset by PPP loan forgiveness. Commercial real estate (“CRE”) loans increased by $5.1 million, acquisition and development loans increased by $11.1 million and commercial and industrial loans decreased by $85.8 million, as growth in core portfolio loans of $20.5 million was offset by PPP loan forgiveness. Residential mortgage loans increased $25.5 million due to the purchase of a $39.0 million loan pool of 1-4 family residential loans, offset by the decline in mortgage portfolio balances due to the continued utilization of the FNMA secondary market for refinancing activity. Given the current low interest rate environment, customers were seeking longer-term, fixed-rate loans and management chose not to book these longer-term low fixed rate mortgage loans in the portfolio. The consumer loan portfolio increased by $29.9 million due to the purchase of a pool of consumer loans in the second quarter of 2021 and the purchase of a $10.0 million pool of student loans late in the fourth quarter as an effort to deploy excess cash into higher yielding, short-term assets. Management strategically purchased loan pools to complement the portfolio loans and to assist in managing interest rate risk.

Commercial loan production for the year ended December 31, 2021 was approximately $178.0 million, with $42.0 million originated during the fourth quarter, exclusive of PPP loan production. PPP loan production was approximately $64.3 million for 2021.   At December 31, 2021, unfunded, committed commercial construction loans totaled approximately $25.5 million. Commercial amortization and payoffs were approximately $119.0 million through December 31, 2021, exclusive of PPP.

Consumer mortgage loan production was approximately $119.3 million through December 31, 2021.  The production and pipeline mix of in-house, portfolio loans and investor loans remained strong as of December 31, 2021, with those loans totaling $15.3 million, consisting of $13.4 million in portfolio loans and $1.9 million in investor loans. At the end of the second quarter of 2021, management implemented special promotions for residential mortgage products to shift production towards portfolio loans and utilize excess cash balances.

Total deposits at December 31, 2021 increased by $47.0 million when compared to deposits at December 31, 2020. During 2021, non-interest-bearing deposits increased by $81.2 million, driven by retail and commercial account growth partially attributable to government stimulus programs. Traditional savings accounts increased by $40.5 million as we continued to see significant growth in our Prime Saver product, and total demand deposits increased by $26.6 million. Total money market accounts decreased by $36.3 million due primarily to management’s decision to sweep approximately $70.0 million of wealth management money market funds off balance sheet in the first quarter of 2021. These funds can be readily shifted back to in-house money market accounts should liquidity needs arise in the future. Time deposits decreased by $65.0 million, primarily in time deposits over $100,000, due to the maturity of a $10.0 million brokered CD in May 2021 and as we continued to reduce pricing on single-service relationships and municipal bids.

Book value per share of the Company’s common stock was $21.43 at December 31, 2021, compared to $18.74 per share at December 31, 2020. At December 31, 2021, there were 6,620,955 of basic outstanding shares and 6,628,028 of diluted outstanding shares of common stock.

Asset Quality

The ALL decreased to $16.0 million at December 31, 2021 compared to $16.5 million at December 31, 2020. The provision for loan losses was a credit of $0.8 million for the year ended December 31, 2021 and an expense of $5.4 million for the year December 31, 2020. The higher provision expense recorded in 2020 was driven by an increase in the qualitative factors reflecting the uncertainty of the economic environment related to the COVID-19 pandemic. Net recoveries of $0.3 million were recorded for the year ended December 31, 2021, compared to net charge offs of $1.5 million for 2020. The ratio of the ALL to loans outstanding, including PPP loan balances, was 1.38% at December 31, 2021 compared to 1.41% at December 31, 2020. The ratio of ALL to loans outstanding, excluding PPP loan balances of $7.7 million and $114.0 million, was 1.39% at December 31, 2021 and 1.55% at December 31, 2020, non-GAAP.

The ratio of net recoveries to average loans for the year ended December 31, 2021 was an annualized 0.02%, compared to net charge offs to average loans of 0.13% for 2020. Details of the ratio, by loan type are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low net charge-off ratios.

Ratio of Net Recoveries/ (Charge Offs) to Average Loans
	12/31/2021	12/31/2020
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.02%
Acquisition & Development	0.07%	(0.97%)
Commercial & Industrial	0.23%	(0.04%)
Residential Mortgage	(0.02%)	(0.03%)
Consumer	(0.45%)	(0.48%)
Total Net Recoveries/(Charge Offs)	0.02%	(0.13%)

Non-accrual loans totaled $2.5 million at December 31, 2021 compared to $3.3 million at December 31, 2020. The decrease in non-accrual balances at December 31, 2021 was primarily related to $0.8 million of one CRE loan that paid off in the fourth quarter of 2021. Two hospitality loans, totaling approximately $4.0 million, that were moved to non-accrual status during the first quarter of 2021 returned to accrual status in the fourth quarter of 2021 after successfully paying full contractual payments for six months.

Non-accrual loans that have been subject to partial charge-offs totaled $0.5 million at December 31, 2021 and $0.4 million at December 31, 2020.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $0.2 million at December 31, 2021 and $0.4 million at December 31, 2020.  Foreclosure and repossession activities were temporarily suspended as a result of COVID-19 but resumed during the third quarter 2021. Management continues to conform to federal and state mandates relative to the foreclosure processes for both Federal Backed and Non-Federal Backed mortgages.  As a percentage of the loan portfolio, accruing loans past due 30 days or more increased to 0.31% compared to 0.20% at December 31, 2020.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership, and a 99.9% non-voting interest in MCC FUBT Fund, LLC, an Ohio limited liability company, both of which were formed for the purpose of acquiring, developing and operating low-income housing units. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors," including among many others the risk factor set forth in First United’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 entitled, “The outbreak of the recent coronavirus (‘COVID-19’), or an outbreak of another highly infectious or contagious disease, could adversely affect the Corporation’s business, financial condition and results of operations.” and any updates thereto that might be contained in subsequent reports filed by First United.  In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2021 and the impact that any such events have on our critical accounting assumptions and estimates made as of December 31, 2021, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
Results of Operations:
Interest income	$14,848	$14,228	$58,256	$58,201
Interest expense	930	2,127	5,714	9,655
Net interest income	13,918	12,101	52,542	48,546
Provision for loan losses	(885)	420	(817)	5,401
Other operating income	6,337	4,378	19,923	15,789
Net gains	83	777	1,195	2,788
Other operating expense	11,182	10,962	48,168	43,934
Income before taxes	$10,041	$5,874	$26,309	$17,788
Income tax expense	2,492	1,318	6,539	3,947
Net income	$7,549	$4,556	$19,770	$13,841

Per share data:
Basic net income per share	$1.14	$0.66	$2.95	$1.98
Diluted net income per share	$1.14	$0.65	$2.95	$1.97
Adjusted Basic/Diluted net income (1)	$1.10	$0.70	$3.54	$1.98
Dividends declared per share	$0.15	$0.13	$0.60	$0.52
Book value	$21.43	$18.74
Diluted book value	$21.41	$18.73
Tangible book value per share	$19.61	$16.25
Diluted Tangible book value per share	$19.59	$16.01

Closing market value	$18.76	$13.34
Market Range:
High	$20.50	$15.95
Low	$17.86	$11.00

Shares outstanding at period end: Basic	6,620,955	6,992,911
Shares outstanding at period end: Diluted	6,628,028	6,997,981

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.12%	0.57%
Adjusted return on average assets (1)	1.36%	0.57%
Return on average shareholders' equity	14.92%	6.97%
Adjusted return on average shareholders' equity (1)	17.82%	6.97%
Net interest margin (Non-GAAP), includes tax exempt income of $234 and $239	3.28%	3.34%
Net interest margin GAAP	3.22%	3.28%
Efficiency ratio	64.71%	70.26%
Adjusted efficiency ratio (1)	56.44%	70.26%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	December 31	December 31,
	2021	2020
Financial Condition at period end:
Assets	$1,729,838	$1,733,414
Earning assets	$1,504,300	$1,473,733
Gross loans	$1,153,687	$1,167,812
Commercial Real Estate	$374,291	$369,176
Acquisition and Development	$128,077	$116,961
Commercial and Industrial	$180,977	$266,745
Residential Mortgage	$404,685	$379,170
Consumer	$65,657	$35,760
Investment securities	$343,030	$295,148
Total deposits	$1,469,374	$1,422,366
Noninterest bearing	$501,627	$420,427
Interest bearing	$967,747	$1,001,939
Shareholders' equity	$141,900	$131,047

Capital ratios:

Tier 1 to risk weighted assets	14.64%	14.83%
Common Equity Tier 1 to risk weighted assets	12.50%	12.61%
Tier 1 Leverage	10.80%	10.36%
Total risk based capital	15.89%	16.08%

Asset quality:

Net charge-offs for the quarter	$(67)	$(123)
Nonperforming assets: (Period End)
Nonaccrual loans	$2,462	$3,339
Loans 90 days past due and accruing	300	724
Total nonperforming loans and 90 day past due	$2,762	$4,063

Restructured loans	$3,362	$3,958
Other real estate owned	$4,477	$9,386

Allowance for loan losses to gross loans	1.38%	1.41%
Allowance for loan losses to gross loans, excluding PPP loans	1.39%	1.55%
Nonperforming and 90 day past due loans to total loans	0.24%	0.35%
Nonperforming loans and 90 day past due loans to total assets	0.16%	0.23%

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2021	2021	2021	2020	2020	2020	2020
Results of Operations:
Interest income	$14,848	$14,910	$14,436	$14,062	14,228	14,253	15,104	14,616
Interest expense	930	1,285	1,673	1,826	2,127	2,351	2,448	2,729
Net interest income	13,918	13,625	12,763	12,236	12,101	11,902	12,656	11,887
Provision for loan losses	(885)	(597)	555	110	420	160	2,167	2,654
Other operating income	6,337	4,523	4,321	4,742	4,378	3,978	3,425	4,008
Net gains	83	82	442	588	777	1,176	794	41
Other operating expense	11,182	13,027	11,032	12,927	10,962	10,540	11,427	11,005
Income before taxes	$10,041	$5,800	$5,939	$4,529	$5,874	$6,356	$3,281	$2,277
Income tax expense	2,492	1,412	1,536	1,099	1,318	1,396	711	522
Net income	$7,549	$4,388	$4,403	$3,430	$4,556	$4,960	$2,570	$1,755

Per share data:
Basic net income per share	$1.14	$0.66	$0.66	$0.49	$0.66	$0.70	$0.37	$0.25
Diluted net income per share	$1.14	$0.66	$0.66	$0.49	$0.65	$0.70	$0.37	$0.25
Adjusted Basic/Diluted net income (1)	$1.10	$0.93	$0.66	$0.86	$0.65	$0.70	$0.37	$0.25
Dividends declared per share	$0.15	$0.15	$0.15	$0.15	$0.13	$0.13	$0.13	$0.13
Book value	$21.43	$20.22	$19.74	$18.46	$18.74	$18.63	$17.82	$17.01
Diluted book value	$21.41	$20.19	$19.72	$18.45	$18.73	$18.62	$17.81	$16.95
Tangible book value per share	$19.61	$18.55	$18.07	$16.89	$17.17	$17.06	$16.25	$15.43
Diluted Tangible book value per share	$19.59	$18.53	$18.05	$16.88	$17.15	$17.05	$16.01	$15.38

Closing market value	$18.76	$18.60	$17.43	$17.62	$15.50	$11.71	$13.34	$14.29
Market Range:
High	$20.50	$19.45	$19.42	$20.05	$17.51	$13.88	$15.95	$24.99
Low	$17.86	$16.26	$16.35	$15.30	$11.51	$10.74	$11.00	$11.09

Shares outstanding at period end: Basic	6,620,955	6,617,941	6,614,604	6,998,617	6,992,911	6,988,998	6,983,523	6,966,898
Shares outstanding at period end: Diluted	6,628,028	6,625,014	6,621,677	7,001,997	6,997,981	6,994,068	6,988,593	6,991,902

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.12%	0.92%	0.88%	0.79%	0.86%	0.79%	0.57%	0.49%
Adjusted return on average assets (1)	1.36%	1.25%	1.18%	1.38%	0.86%	0.79%	0.57%	0.49%
Return on average shareholders' equity	14.92%	12.45%	12.21%	10.58%	10.89%	9.87%	6.97%	5.62%
Adjusted return on average shareholders' equity (1)	17.82%	16.72%	15.98%	18.36%	10.89%	9.87%	6.97%	5.62%
Net interest margin (Non-GAAP), includes tax exempt income of $705 and $658	3.28%	3.21%	3.13%	3.11%	3.09%	3.43%	3.61%	3.69%
Net interest margin GAAP	3.22%	3.16%	3.07%	3.05%	3.03%	3.37%	3.53%	3.63%
Efficiency ratio	64.71%	68.39%	67.69%	72.94%	64.31%	64.99%	70.26%	68.29%
Adjusted efficiency ratio (1)	56.44%	57.97%	58.58%	54.90%	64.31%	64.99%	70.26%	68.29%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2021	2021	2021	2020	2020	2020	2020
Financial Condition at period end:
Assets	$1,729,838	$1,708,556	$1,763,806	1,781,833	1,733,414	1,685,907	1,639,636	1,461,513
Earning assets	$1,504,300	$1,466,664	$1,461,613	$1,481,045	$1,473,733	$1,422,341	$1,420,433	$1,267,718
Gross loans	$1,153,687	$1,161,868	$1,145,343	$1,199,325	$1,167,812	$1,192,345	$1,186,940 #	$1,053,732
Commercial Real Estate	$374,291	$371,785	$361,941	$365,731	$369,176	$353,272	$340,314	$337,688
Acquisition and Development	$128,077	$132,256	$131,630	$123,625	$116,961	$127,299	$126,338	$121,333
Commercial and Industrial	$180,977	$195,758	$229,852	$299,178	$266,745	$277,723	$272,186	$123,509
Residential Mortgage	$404,685	$405,885	$364,408	$374,327	$379,170	$398,709	$412,478	$434,969
Consumer	$65,657	$56,184	$57,512	$36,464	$35,760	$35,342	$35,624	$36,233
Investment securities	$343,030	$297,543	$307,696	$273,363	$295,148	$222,382	$220,165	$222,191
Total deposits	$1,469,374	$1,444,494	$1,456,111	$1,468,263	$1,422,366	$1,377,284	$1,351,568	$1,172,394
Noninterest bearing	$501,627	$491,441	$497,736	$485,311	$420,427	$419,935	$425,274	$299,961
Interest bearing	$967,747	$953,053	$958,375	$982,952	$1,001,939	$957,349	$926,294 #	$872,433
Shareholders' equity	$141,900	$133,787	$130,556	$129,189	$131,047	$130,237	$124,453	$118,549

Capital ratios:

Tier 1 to risk weighted assets	14.64%	14.26%	14.55%	14.99%	14.83%	14.89%	14.62%	14.76%
Common Equity Tier 1 to risk weighted assets	12.50%	12.15%	12.37%	12.76%	12.61%	12.59%	12.33%	12.43%
Tier 1 Leverage	10.80%	10.33%	9.94%	10.22%	10.36%	10.37%	10.46%	11.52%
Total risk based capital	15.89%	15.51%	15.80%	16.24%	16.08%	16.14%	15.87%	16.01%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(67)	$435	$(41)	$(42)	$(123)	$(985)	$164	$178
Nonperforming assets: (Period End)
Nonaccrual loans	$2,462	$7,441	$7,285	$7,891	$3,339	$10,344	$11,081	$11,012
Loans 90 days past due and accruing	$300	189	273	6	724	813	$297	623
	0	0	0
Total nonperforming loans and 90 day past due	$2,762	$7,630	$7,558	$7,897	$4,063	$11,157	$11,378	$11,635

Restructured loans	$3,362	$4,031	$3,825	$3,892	$3,958	$4,008	$4,039	$4,581
Other real estate owned	$4,477	$6,663	$6,756	$7,533	$9,386	$3,787	$3,926	$4,040

Allowance for loan losses to gross loans	1.38%	1.46%	1.49%	1.38%	1.41%	1.36%	1.43%	1.42%
Allowance for loan losses to gross loans, excluding PPP loans	1.39%	1.50%	1.60%	1.57%	1.55%	1.55%	1.62%	1.42%
Nonperforming and 90 day past due loans to total loans	0.24%	0.66%	0.66%	0.66%	0.35%	0.94%	0.96%	1.10%
Nonperforming loans and 90 day past due loans to total assets	0.16%	0.45%	0.43%	0.44%	0.23%	0.66%	0.69%	0.80%

(Dollars in thousands - Unaudited)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Assets
Cash and due from banks	$109,823	$129,062	$190,949	$189,744	$146,673
Interest bearing deposits in banks	5,897	5,876	3,473	3,273	2,759
Cash and cash equivalents	115,720	134,938	194,422	193,017	149,432
Investment securities – available for sale (at fair value)	286,771	235,564	242,013	204,006	226,885
Investment securities – held to maturity (at cost)	56,259	61,979	65,683	69,357	68,263
Restricted investment in bank stock, at cost	1,029	1,029	3,658	3,654	4,468
Loans held for sale	67	348	1,443	1,430	3,546
Loans	1,153,687	1,161,868	1,145,343	1,199,325	1,167,812
Unearned fees	(292)	(1,171)	(2,458)	(3,330)	(1,730)
Allowance for loan losses	(15,955)	(16,906)	(17,068)	(16,554)	(16,486)
Net loans	1,137,440	1,143,791	1,125,817	1,179,441	1,149,596
Premises and equipment, net	34,697	35,213	35,988	36,279	36,863
Goodwill and other intangible assets	12,052	11,004	11,004	11,004	11,004
Bank owned life insurance	45,150	44,851	44,553	44,260	43,974
Deferred tax assets	6,857	7,946	7,849	9,580	7,972
Other real estate owned, net	4,477	6,663	6,756	7,533	9,386
Operating lease asset	2,247	2,331	2,414	2,495	2,408
Accrued interest receivable and other assets	27,072	22,899	22,206	19,777	19,617
Total Assets	$1,729,838	$1,708,556	$1,763,806	$1,781,833	$1,733,414
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$501,627	$491,441	$497,736	$485,311	$420,427
Interest bearing deposits	967,747	953,053	958,375	982,952	1,001,939
Total deposits	1,469,374	1,444,494	1,456,111	1,468,263	1,422,366
Short-term borrowings	57,699	72,396	49,406	51,454	49,160
Long-term borrowings	30,929	30,929	100,929	100,929	100,929
Operating lease liability	2,761	2,854	2,945	3,035	2,958
Accrued interest payable and other liabilities	26,182	23,103	22,867	27,914	26,044
Dividends payable	993	993	992	1,049	910
Total Liabilities	1,587,938	1,574,769	1,633,250	1,652,644	1,602,367
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,620,955 shares at December 31, 2021 and 6,992,911 at December 31, 2020	66	66	66	70	70
Surplus	23,661	23,522	23,422	30,245	30,149
Retained earnings	145,487	138,931	135,536	132,072	129,691
Accumulated other comprehensive loss	(27,314)	(28,732)	(28,468)	(33,198)	(28,863)
Total Shareholders’ Equity	141,900	133,787	130,556	129,189	131,047
Total Liabilities and Shareholders’ Equity	$1,729,838	$1,708,556	$1,763,806	$1,781,833	$1,733,414

Historical Income Statement

	Three Months Ended
	2021				2020
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$13,456	$13,667	$13,097	$12,732	$12,963	$12,940	$13,413	$12,839
Interest on investment securities
Taxable	1,048	880	994	990	914	960	1,344	1,308
Exempt from federal income tax	268	266	268	275	275	276	273	260
Total investment income	1,316	1,146	1,262	1,265	1,189	1,236	1,617	1,568
Other	76	97	77	65	76	77	74	209
Total interest income	14,848	14,910	14,436	14,062	14,228	14,253	15,104	14,616
Interest expense
Interest on deposits	596	732	999	1,146	1,359	1,515	1,612	1,870
Interest on short-term borrowings	19	17	26	24	26	19	21	28
Interest on long-term borrowings	315	536	648	656	742	817	815	831
Total interest expense	930	1,285	1,673	1,826	2,127	2,351	2,448	2,729
Net interest income	13,918	13,625	12,763	12,236	12,101	11,902	12,656	11,887
Provision for loan losses	(885)	(597)	555	110	420	160	2,167	2,654
Net interest income after provision for loan losses	14,803	14,222	12,208	12,126	11,681	11,742	10,489	9,233
Other operating income
Net gains on investments, available for sale	—	—	154	—	10	575	47	—
Net (losses)/gains on investments, held to maturity	—	—	—	—	(157)	—	60	—
Losses on equity investment	(35)	—	—	—	—	—	—	—
Gains on sale of residential mortgage loans	119	82	272	588	923	734	687	59
Gains/(losses) on disposal of fixed assets	(1)	—	16	—	1	(133)	—	(18)
Net gains	83	82	442	588	777	1,176	794	41
Other Income
Service charges on deposit accounts	479	475	412	405	490	447	377	615
Other service charges	245	232	221	211	182	195	32	290
Trust department	2,209	2,166	2,034	2,241	2,091	1,871	1,731	1,753
Debit card income	1,021	900	913	810	850	738	680	634
Bank owned life insurance	299	298	293	286	292	373	285	303
Brokerage commissions	228	229	357	268	291	234	202	277
Insurance reimbursement	1,375	—	—	—	—	—	—	—
Other	481	223	91	521	182	120	118	136
Total other income	6,337	4,523	4,321	4,742	4,378	3,978	3,425	4,008
Total other operating income	6,420	4,605	4,763	5,330	5,155	5,154	4,219	4,049
Other operating expenses
Salaries and employee benefits	5,847	5,719	5,507	4,988	4,835	5,378	4,943	5,923
FDIC premiums	197	209	183	183	207	201	160	43
Equipment	1,061	1,032	954	851	1,033	978	967	926
Occupancy	673	684	693	725	660	707	746	747
Data processing	784	819	875	726	826	1,130	973	1,052
Marketing	127	129	133	146	168	122	153	130
Professional services	656	615	1,491	1,170	1,698	602	1,181	723
Contract labor	152	153	185	148	161	180	149	151
Line rentals	131	123	268	215	210	216	221	217
Other real estate owned	(485)	150	(198)	(412)	8	6	(3)	—
Investor relations	130	116	306	124	117	54	1,013	93
Settlement expense	—	—	—	3,300	—	—	—	—
FHLB prepayment penalty	—	2,368	—	—	—	—	—	—
Contributions	1,115	55	27	23	37	27	25	38
Other	794	855	608	740	1,002	939	899	962
Total other operating expenses	11,182	13,027	11,032	12,927	10,962	10,540	11,427	11,005
Income before income tax expense	10,041	5,800	5,939	4,529	5,874	6,356	3,281	2,277
Provision for income tax expense	2,492	1,412	1,536	1,099	1,318	1,396	711	522
Net Income	$7,549	$4,388	$4,403	$3,430	$4,556	$4,960	$2,570	$1,755
Basic net income per common share	$1.14	$0.66	$0.66	$0.49	$0.66	$0.70	$0.37	$0.25
Diluted net income per common share	$1.14	$0.66	$0.66	$0.49	$0.65	$0.70	$0.37	$0.25
Weighted average number of basic shares outstanding	6,620	6,617	6,609	6,996	7,004	6,988	6,974	7,063
Weighted average number of diluted shares outstanding	6,627	6,624	6,615	7,000	7,013	6,993	6,992	7,071
Dividends declared per common share	$0.15	$0.15	$0.15	$0.15	$0.13	$0.13	$0.13	$0.13

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude settlement charges associated with the settlement with Driver Management, FHLB prepayment penalty, insurance reimbursement and charitable contribution.

	Twelve months ended December 31,		Three months ended December 31,
	2021	2020	2021	2020
(in thousands, except for per share amount)
Net income - as reported	$19,770	$13,841	$7,549	$4,556
Adjustments:
Insurance Reimbursement	(1,375)	—	(1,375)	—
Settlement Expense	3,300	—	—	—
FHLB Penalty	2,368	—	—	—
Foundation Contribution	1,000	—	1,000	—
Income tax effect of adjustments	(1,227)	—	86	—
Adjusted net income (non-GAAP)	$23,836	$13,841	$7,260	$4,556

Basic and Diluted earnings per share - as reported	$2.95	$1.98	$1.14	$0.70
Adjustments:
Insurance Reimbursement	(0.20)	—	(0.20)	—
Settlement Expense	0.47	—	—	—
FHLB Penalty	0.35	—	—	—
Foundation Contribution	0.15	—	0.15	—
Income tax effect of adjustments	(0.18)	—	0.01	—
Adjusted basic and diluted earnings per share (non-GAAP)	$3.54	$1.98	$1.10	$0.70

	As of or for the twelve months ended
	December 31,
(in thousands, except per share data)	2021	2020
Per Share Data
Basic net income per share (1) - as reported	$2.95	$1.98
Basic net income per share (1) - non-GAAP	3.54	1.98
Diluted net income per share (1) - as reported	$2.95	$1.98
Diluted net income per share (1) - non-GAAP	3.54	1.98
Basic book value per share	$20.22	$18.63
Diluted book value per share	$20.19	$18.62

Significant Ratios:

Return on Average Assets (1) - as reported	1.12%	0.79%
Settlement, FHLB and contribution expenses, and insurance reimbursement income, net of income tax effect	0.23%	—
Adjusted Return on Average Assets (1) (non-GAAP)	1.35%	0.79%

Return on Average Equity (1) - as reported	14.92%	9.87%
Settlement, FHLB and contribution expenses, and insurance reimbursement income, net of income tax effect	2.90%	—
Adjusted Return on Average Equity (1) (non-GAAP)	17.82%	9.87%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	December 31,
	2021			2020
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,158,421	$13,478	4.62%	$1,181,815	$12,984	4.37%
Investment Securities:
Taxable	285,524	1,048	1.46%	225,416	914	1.61%
Non taxable	25,392	480	7.50%	26,096	493	7.51%
Total	310,916	1,528	1.95%	251,512	1,407	2.22%
Federal funds sold	132,906	50	0.15%	147,612	33	0.09%
Interest-bearing deposits with other banks	5,884	1	0.07%	953	—	—%
Other interest earning assets	1,029	25	9.64%	4,468	43	3.85%
Total earning assets	1,609,156	15,082	3.72%	1,586,360	14,467	3.63%
Allowance for loan losses	(16,530)			(16,292)
Non-earning assets	157,988			156,800
Total Assets	$1,750,614			$1,726,868
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$224,911	$93	0.16%	$197,370	$193	0.39%
Interest-bearing money markets	345,697	69	0.08%	344,318	236	0.27%
Savings deposits	236,494	18	0.03%	187,808	30	0.06%
Time deposits:
Less than $100k	81,133	195	0.95%	110,407	402	1.45%
$100k or more	85,418	221	1.03%	121,719	498	1.63%
Short-term borrowings	65,252	19	0.12%	54,334	26	0.19%
Long-term borrowings	30,929	315	4.04%	100,929	742	2.92%
Total interest-bearing liabilities	1,069,834	930	0.34%	1,116,885	2,127	0.76%
Non-interest-bearing deposits	501,259			404,809
Other liabilities	42,085			71,852
Shareholders’ Equity	137,436			132,225
Total Liabilities and Shareholders’ Equity	$1,750,614			$1,725,771
Net interest income and spread		$14,152	3.38%		$12,340	2.87%
Net interest margin			3.49%			3.09%

	Twelve Months Ended
	December 31,
	2021			2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,173,966	$53,040	4.52%	$1,147,870	$52,215	4.55%
Investment Securities:
Taxable	272,305	3,912	1.44%	204,243	4,526	2.22%
Non taxable	25,463	1,928	7.57%	26,275	1,941	7.39%
Total	297,768	5,840	1.96%	230,518	6,467	2.81%
Federal funds sold	150,556	178	0.12%	96,417	215	0.22%
Interest-bearing deposits with other banks	4,040	2	0.05%	905	9	0.99%
Other interest earning assets	2,969	135	4.55%	4,455	212	4.76%
Total earning assets	1,629,299	59,195	3.63%	1,480,165	59,118	3.99%
Allowance for loan losses	(16,825)			(15,362)
Non-earning assets	152,674			148,818
Total Assets	$1,765,148			$1,613,621
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$214,510	$553	0.26%	$182,767	$724	0.40%
Interest-bearing money markets	341,677	436	0.13%	313,852	1,443	0.46%
Savings deposits	223,114	81	0.04%	176,524	166	0.09%
Time deposits:
Less than $100k	95,779	1,174	1.23%	111,408	1,712	1.54%
$100k or more	102,501	1,229	1.20%	127,397	2,311	1.81%
Short-term borrowings	57,697	86	0.15%	46,519	94	0.20%
Long-term borrowings	77,340	2,155	2.79%	100,929	3,205	3.18%
Total interest-bearing liabilities	1,112,618	5,714	0.51%	1,059,396	9,655	0.91%
Non-interest-bearing deposits	491,967			372,392
Other liabilities	28,013			54,732
Shareholders’ Equity	132,550			127,101
Total Liabilities and Shareholders’ Equity	$1,765,148			$1,613,621
Net interest income and spread		$53,481	3.12%		$49,463	3.08%
Net interest margin			3.28%			3.34%